Exhibit 23(h)(2)(d)

                                  AMENDMENT TO

                            ADMINISTRATION AGREEMENT

      THIS AMENDMENT, made as of March 1, 2006, between The Empire Builder Tax-Free Bond Fund (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS Fund Services Ohio, Inc. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219 to that certain Administration Agreement dated October 1, 1996, (as amended, the "Agreement").

      WHEREAS, the Trust and BISYS entered into the Agreement, pursuant to which BISYS performs certain management and administration services for the Trust with respect to the underlying portfolios of the Trust (the "Funds"); and

      WHEREAS, the Trust desires that BISYS provide services with respect to Form N-Q, and BISYS is willing to provide the services set forth in this Amendment in consideration of the fee described below, on the terms set forth herein.

      NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the Trust and BISYS hereby agree as follows:

      1. Amendments

      (a) Schedule B of the Agreement is amended by the addition of the following service to be provided by BISYS under Administration:

            (r.) File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year.

      (b) Schedule A of the Agreement is amended by the addition of the following fee to be paid to BISYS under Fees:

            Fee for Form N-Q services:

            $3,000 per Fund per filing

      The compensation set forth under this Amendment is payable in addition to the compensation otherwise payable under the Agreement. Compensation payable to BISYS with respect to the Form N-Q service shall not be applied or counted toward any of the minimum fee requirements for other services provided by BISYS.

      2. Effective Date

      The date effective date of this Amendment is November 30, 2004 (the "Effective Date").

      3. Miscellaneous

      (a) The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered in this Amendment, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

      (b) Section headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

      (c) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

      (d) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.

      (e) Except as expressly set forth in this Amendment, the Agreement remains unchanged and in full force and effect.

                                    * * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                               THE EMPIRE BUILDER TAX-FREE
                                               BOND FUND


                                               By: /s/ Michael J. Lynch
                                                  ------------------------------
                                               Name: Michael J. Lynch
                                               Title: Senior Vice President

                                               BISYS FUND SERVICES OHIO, INC.


                                               By: /s/ Fred Naddaff
                                                  ------------------------------
                                               Name: Fred Naddaff
                                               Title: President


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